Exhibit 99.1

Catheter Precision (VTAK) Anticipates Highest LockeT Sales to Date in Q2 2025

Fort Mill, SC, June 12, 2025 – Catheter Precision, Inc. (VTAK - NYSE/American), a US based medical device company focused on developing technologically advanced products for the cardiac electrophysiology market announced that LockeT sales for Q2 2025 are on track to be the highest to date. Second quarter 2025 sales are already outpacing Q2 2024 sales by more than $84,000.

Catheter Precision now has three US hospitals that are on track to issue more than $100,000 in purchase orders each for LockeT by the end 2025. These hospitals include Montefiore (Bronx, NY), Eisenhower Health (Rancho Mirage, CA), and Overland Park Regional Medical Center (Overland Park, KS).

As previously announced, LockeT received the CE Mark enabling sales in Europe. Catheter Precision has secured a new distributor in Italy and anticipates additional distributors in the coming days for Spain, Portugal and the UK and is actively searching for the right partner is other EU countries.

David Jenkins, CEO of Catheter Precision said, “We are excited about the upcoming activities, sales pipeline and expanded use by existing customer to increase revenue generated by LockeT. At this time, there is a live case scheduled on Monday, June 16 with a key opinion leader where he will demonstrate LockeT during an Italian symposium, increasing its awareness to the new market. As a company, we continue to focus on improving product awareness, increasing product usage and expanding our footprint into Europe.”

About LockeT

Catheter Precision’s LockeT is a suture retention device intended to assist in wound closure after percutaneous venous punctures. LockeT is a Class 1 device registered with the FDA and has received CE Mark approval.

About Catheter Precision

Catheter Precision is an innovative U.S.-based medical device company bringing new solutions to market to improve the treatment of cardiac arrhythmias. It is focused on developing groundbreaking technology for electrophysiology procedures by collaborating with physicians and continuously advancing its products.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to substantial risk and uncertainties. Forward-looking statements can be identified by words such as “believe,” “anticipate,” “may,” “might,” “can,” “could,” “continue,” “depends,” “expect,” “expand,” “forecast,” “intend,” “predict,” “plan,” “rely,” “should,” “will,” “may,” “seek,” or the negative of these terms and other similar expressions, although not all forward-looking statements contain these words.  These forward-looking statements include, but are not limited to, statements regarding product evaluations at the hospital, and that the purchase order indicates that the hospital and its staff see the value and benefits that LockeT can bring and expectations regarding LockeT evaluations in the coming weeks. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks and changes in circumstances, including but not limited to risks and uncertainties included under the caption “Risk Factors” in the Company’s Form 10-K filed with the SEC and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CONTACTS:

At the Company

David Jenkins

973-691-2000

info@catheterprecision.com

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